XFONE USA SIGNS AGREEMENT AND PLAN OF MERGER
WITH I-55 TELECOMMUNICATIONS, LLC

Combined Operations to Create a Powerful and Efficient One-Stop Shop for
Diversified Communications Needs

JACKSON, MS, NEW ORLEANS, LA and LONDON, U.K. - (PR NEWSWIRE) - August 29, 2005 - XFONE, Inc. (AMEX:XFN), an international diversified communications services company, today announced that on August 26, 2005 it entered into an Agreement and Plan of Merger that sets forth the terms and conditions of a proposed merger of I-55 Telecommunications, LLC into its wholly owned subsidiary, XFONE USA, Inc.

I-55 Telecommunications was built to provide businesses with all the advantages of competition - higher service quality, competitive pricing and technological advancements. Operating as a fully licensed, facility-based CLEC, I-55 Telecommunications currently provides service to commercial clients in second and third-tier markets in Louisiana and Mississippi where there are fewer competitors than in larger metropolitan areas. The Company, with a next generation class 5 switching solution, offers state-of-the-art telecommunications products - voice, data and Internet - all from a single source, on one affordable bill. Its infrastructure is based on the latest developments in network operations, engineered to provide businesses with cutting edge products and truly exceptional customer service.

Wade Spooner, Chief Executive Officer of XFONE USA, Inc., commented, “This merger will clearly strengthen our position in the diversified communications industry. Customers are looking to consolidate their needs from providers with a broad offering of products, strong technical support and flexible supply services. Our new company structure will strengthen all of these areas.”

As previously reported, I-55 Telecommunications is related to I-55 Internet Services, Inc., a Hammond, Louisiana-based Internet Service Provider that XFONE, Inc. announced early last week that it had entered an agreement and plan of merger. Although operating as separate companies, I-55 Internet and I-55 Telecommunications work closely together to deliver quality Internet and telecommunications services to their respective customers. Combined, the two companies serve over 20,000 customers. It is XFONE’s ultimate objective to acquire both companies and consolidate their operations under the XFONE USA banner. Based on the historical financial performances of I-55 Internet and I-55 Telecommunications, XFONE anticipates that their consolidated sales will reach approximately $9 million in 2005 and over $10 million in 2006. Subject to the completion of the two acquisitions, the annual revenue run rate of the combined operations is $33 million.

The terms and conditions of this transaction provide for XFONE USA to pay the current shareholders of I-55 Telecommunications total consideration of $500,000 payable in restricted common stock and warrants to purchase common stock of XFONE, Inc. The first stage of this transaction will be the implementation of a Management Agreement, effective as of the closing of the merger of I-55 Internet Services, Inc. with and into XFONE USA. The completion of the merger is subject to the satisfaction of certain conditions, including shareholder approval and regulatory approvals.

About XFONE, Inc.
A U.S.-domiciled corporation, XFONE, Inc. is an international voice and data communications services provider with operations in the United Kingdom, the United States and Israel that offers a wide range of services, which include: local, long distance and international telephone services; prepaid and postpaid calling cards; cellular services; VoIP services; reselling opportunities; and email and fax broadcasting services. The Company serves customers across Europe, Australia, North America, South America, Asia and Africa.

This press release contains forward-looking statements. The words or phrases "should," "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." The Company's financial results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this press release, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, and license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the Securities and Exchange Commission.

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For More Information, Please Contact:
XFONE, Inc.
Alon Mualem, Chief Financial Officer,
011-972-39254446 or via email at alonm@xfone.com
Or
Elite Financial Communications Group
Stephanie Noiseux, 407-585-1080 or via email at xfn@efcg.net